Medline Inc. Executive Annual Incentive Plan
Category	Human Resources
Subcategory	Compensation
Effective Date	January 1, 2026
I.Purpose and Administration
The Plan is sponsored by Medline Inc. (the “Company”) to attract, retain, and reward Eligible Employees (as defined below) of the Company and its Subsidiaries who contribute to the Company’s growth, profitability, and value.
Annual Incentives (as defined below) constitute “Other Cash-Based Awards” under the Medline Inc. 2025 Omnibus Incentive Plan (the “2025 OIP”) and are subject to the terms and conditions of the 2025 OIP. This Plan document, the 2025 OIP, the AIP Letter, and the Acknowledgement constitute the Plan. Capitalized terms not otherwise defined herein shall have the meaning set forth in the 2025 OIP.
The Plan shall be administered by the Committee (as defined in the 2025 OIP) in its sole discretion.
II.Definitions
The following definitions apply to the Plan:
•“Acknowledgement” means the Eligible Employee’s acceptance of the Plan and AIP Letter in the Company’s Workday system or other similar attestation process.
•“AIP Letter” means the document describing a Participant’s Performance Goals for a Plan Year.
•“Good Standing” means the Participant is not in violation of any Company policy and is not subject to a performance improvement plan.
•“Performance Goals” means each Company or individual Performance Condition (as defined in the 2025 OIP) applicable to a Participant’s Annual Incentive for the applicable Plan Year and as described in an AIP Letter.
•“Plan” means the Medline Inc. Executive Annual Incentive Plan.
•“Plan Year” means the calendar year applicable to the Performance Goals.
•“Severance Plan” means the Amended & Restated Medline Inc. Executive Severance Plan.
III.Eligible Employees & Participants
From time to time, the Committee may, in its sole discretion, determine the executive officers of the Company and its Subsidiaries who are eligible to participate in the Plan (collectively, the “Eligible Employees”).
An Eligible Employee shall become a “Participant” in the Plan for a particular Plan Year upon: (a) receipt of an AIP Letter; and (b) completion of the Acknowledgement for such Plan Year.
IV.Plan Year & Performance Goals
Participants are eligible to receive a cash payment based on achievement of Performance Goals during the Plan Year (the “Annual Incentive”).
At the beginning of the Plan Year, the Committee will determine the Participant’s Performance Goals, which may include both individual- and Company-specific measures. Performance Goals may be weighted for a total of 100%, and achievement of each goal will be determined based on the scale provided in the AIP Letter.

At the end of the Plan Year, the Committee will determine what level of achievement applies for purposes of Annual Incentive payments under the Plan.
V.Annual Incentive Opportunity
The Annual Incentive opportunity is calculated as a percentage of annual base salary.
VI.Annual Incentive Payments
Annual Incentive payments are based on Plan Year achievement, which means, except as otherwise set forth herein, the Annual Incentive is not earned until: (i) completion of the Plan Year; and (ii) certification of Performance Goals by the Committee. A Participant must remain employed and in Good Standing as of the payment date in order to receive any earned Annual Incentive, and the Annual Incentive will be paid no later than March 15 following the end of the Plan Year.
VII.Mid-Plan Year Changes & Events
(a)New Hire
New hires who are designated as Eligible Employees will be eligible to participate in the Plan on the first day of the month following their date of hire. If the date of hire is the first of the month, then eligibility begins on that date. The Annual Incentive opportunity will be prorated based on an Eligible Employee’s eligibility date.
(b)Change (Promotion/Demotion)
If a Participant’s pay or Annual Incentive opportunity changes during the Plan Year, the Participant’s Annual Incentive will be calculated using the weighted average of the Participant’s initial and subsequent pay and Annual Incentive opportunity. In the event of a promotion or demotion, the Committee may change such Participant’s Performance Goals for the Plan Year.
(c)Effect of a Leave of Absence
Participants will continue to be eligible for payments under this Plan during a leave of absence. If a Participant’s leave of absence extends across two Plan Years and the Participant is expected to return to work within the later Plan Year, the Committee will determine in its sole discretion whether to provide an AIP Letter and Acknowledgment for the later Plan Year. The Participant will remain eligible to receive the full Annual Incentive opportunity, regardless of when the Participant returns to work.
(d)Termination
Except as provided in the Severance Plan, in the event of a termination of employment prior to the end of the Plan Year, Participant will forfeit the Participant’s full Annual Incentive opportunity.
VIII.No Guarantees of Payment or Continued Employment
Status as an Eligible Employee of or a Participant in the Plan is not a guarantee of employment for a Plan Year and does not alter an Eligible Employee or Participant’s status as an “at-will” employee. It also does not guarantee that a Participant receives an Annual Incentive for any Plan Year.
IX.Complete Terms, Severability, and Interpretation
This Plan, the 2025 OIP, the AIP Letter, the Acknowledgement, and the Participant’s Performance Goals are the final and complete expression of the parties’ agreements on these subjects. There are no further or contrary oral or written promises or representations on these subjects. This Plan may be amended only by the Committee and only in writing. It may not be amended orally or by course of dealing. This Plan supersedes and replaces all prior discussions, representations, or agreements on these subjects, unless otherwise specifically determined in writing by the Committee.

If any part of this Plan is held to be unenforceable, it shall not affect any other part. If any part of this Plan is held to be unenforceable as written, it shall be enforceable to the maximum extent allowed by applicable law. The provisions of this Plan shall not be interpreted for or against any party based on that party having drafted the provisions. No waiver of any provision of this Plan shall be enforceable unless in writing and signed by the party who is claimed to have made the waiver. No waiver of any provision of this Plan in any one or more instances shall constitute a waiver in any other instance.